 Exhibit 99.2

Investor Update - Alaska Airlines Purchases 10 Boeing 737-900ER Aircraft

Capital Expenditures

The table below reflects the full-year expectation for total capital expenditures and the additional expenditures if options were exercised. These options will be exercised only if we believe return on invested capital targets can be met.

	2014	2015	2016	2017
Aircraft and aircraft purchase deposits - firm	$470	$460	$455	$410
Other flight equipment	125	35	35	25
Other property and equipment	85	80	75	75
Total property and equipment additions	$680	$575	$565	$510
Option aircraft and aircraft deposits, if exercised(a)	$10	$60	$110	$215

(a)	We have options to acquire 48 B737 aircraft with deliveries in 2017 through 2024, and options to acquire seven Q400 aircraft with deliveries in 2015 to 2018.

Expected Fleet Activity

The following table summarizes expected fleet activity by year:

	Fleet Count		Expected Fleet Activity(a)
Aircraft	Dec 31, 2013	Dec 31, 2014	2015 Changes	Dec 31, 2015	2016-2017 Changes	Dec 31, 2017
737 Freighters & Combis	6	6	—	6	(3)	3
737 Passenger Aircraft	125	131	4	135	9	144
Total Mainline Fleet	131	137	4	141	6	147
Q400	51	51	1	52	—	52
Total	182	188	5	193	6	199

(a)	Expected fleet activity includes aircraft deliveries, net of planned retirements and lease returns and is subject to change.

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References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.